Exhibit 99.1

Contact Information:

Suzanne DuLong, VP IR & Corporate Comm

T: 802-882-2100

Investor.Services@GMCR.com

Green Mountain Coffee Roasters, Inc.

Announces Pricing of its Common Stock Offering

WATERBURY, Vt. (May 5, 2011) – Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) today announced that it has priced its public offering of an aggregate of 8,189,544 shares of its common stock at a price to the public of $71.00 per share. Certain stockholders are also offering an aggregate of 410,456 shares of common stock in the offering at the same price to the public. The Company also has granted the underwriters a 30-day option to purchase up to 1,290,000 additional shares of common stock to cover overallotments, if any, at the price to the public less the underwriting discount. Subject to customary conditions, the offering is expected to close on or about May 11, 2011. The net proceeds to the Company, after deducting the underwriting discount and other estimated offering expenses, are expected to be approximately $559.1 million (exclusive of the underwriters’ overallotment option). BofA Merrill Lynch is serving as sole book-running manager of the offering. SunTrust Robinson Humphrey is serving as co-lead manager of the offering. William Blair & Company, Canaccord Genuity, Janney Montgomery Scott, Piper Jaffray & Co., RBC Capital Markets, Wells Fargo Securities, Rabo Securities and Santander are serving as co-managers of the offering.

The Company intends to use the net proceeds from the offering to repay outstanding debt under its credit facility and for general corporate purposes.

To obtain a copy of the prospectus and the final prospectus supplement for this offering, please contact: BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, attention: Prospectus Department, email dg.prospectus_requests@baml.com. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

Certain statements contained herein, including the Company’s intention to complete the offering and the expected use of net proceeds, are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual events or results could differ materially from those stated here. These forward-looking statements reflect management’s expectations as of the date of this press release and are subject to certain risks and uncertainties, including that the proposed offering is subject to market conditions and other factors. The Company does not undertake to revise these statements to reflect subsequent developments.

GMCR-C